Exhibit 99.1

Media Contacts:	Investor Relations:
Michael L. Wilczak	William McHale
Infocrossing, Inc.	Infocrossing, Inc.
201-840-4941	201-840-4732
mwilczak@infocrossing.com	wmchale@infocrossing.com

INFOCROSSING TO ACQUIRE SMS

Deal Expected to Add $33 Million of Revenue in First 12 Months and to be Accretive in 2004

Will Add West Coast Operation

LEONIA, New Jersey, March 4, 2004 – Infocrossing, Inc. (NASDAQ: IFOX), a provider of strategic IT and business process outsourcing solutions to large and mid-sized companies, announced today that the Company has entered into a definitive agreement to acquire all of the outstanding stock of ITO Acquisition Corp, a data center outsourcing company doing business as Systems Management Specialists (SMS), for $36.5 million in cash and Infocrossing stock.  The transaction is expected to close, subject to financing and customary closing conditions, within sixty days.  SMS does not have any funded debt.

SMS, headquartered in Orange County, California, provides computing operations, business process outsourcing and managed application services to nearly forty clients primarily in the western United States.  The deal will combine two strong regional service providers with complementary services to create a single outsourcing company with national scale, an impressive client base, multi-platform expertise and a full complement of outsourcing solutions.  The acquisition will also combine two experienced management teams with demonstrated results in building and operating an infrastructure outsourcing business.

“The acquisition of SMS is an important step in solidifying our position in the outsourcing market,” stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing.  “The deal strengthens our capabilities, expands our market reach and provides the operating infrastructure to target additional growth opportunities,” he continued.  “With the addition of SMS’ experienced leadership team, we have the infrastructure and skills to deliver improved value for our clients and shareholders, and realize our vision of becoming a recognized leader among providers of strategic outsourcing services in the United States,” Mr. Lonstein concluded.

SMS is expected to add approximately $33 million to Infocrossing’s gross revenue during the first twelve months following the close of the transaction.  Synergistic benefits are expected to be realized throughout 2004 and the acquisition is expected to be accretive on an earnings per share basis in 2004.

Upon completion of the acquisition, Patrick A. Dolan, Chairman & Chief Executive Officer of SMS, will become President & Chief Operating Officer of the Company.  Robert B. Wallach, current President & Chief Operating Officer, will be promoted to the position of Vice Chairman of the Company.

The transaction is expected to close within sixty days, and is contingent upon Infocrossing securing financing and other customary closing conditions.  Financing plans were announced today in a separate press release issued by Infocrossing.

About Infocrossing

Infocrossing, Inc. (IFOX) is a provider of strategic outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels.  Leading companies leverage Infocrossing’s robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the management of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company’s products and services in the marketplace; competitive factors; technological changes; the Company’s dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of SMS; and other risks.  For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.